NEWS RELEASE

POPE RESOURCES ANNOUNCES $3.73 MILLION CONSERVATION SALE

Poulsbo, WA, June 18, 2018/PRNewswire/ - Pope Resources (NASDAQ:POPE) announced a $3.73 million conservation sale to the Washington State Department of Natural Resources, consisting of a conservation easement covering 7,800 acres in Skamania County, Washington. The transaction was facilitated by the Columbia Land Trust. The land is retained in Pope Resources’ ownership, subject to the easement that precludes development but allows continuing timberland operations.

“This is the culmination of over a decade of work with all of our partners in Skamania County to maintain working forests on the landscape,” said Jon Rose, President of Olympic Property Group, a Pope Resources real estate subsidiary. “This effort strikes a unique balance; preserving timber production, allowing for recreation development and passive recreation use by the public, and protecting the most important habitat on the property, including spawning habitat for bull trout."

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 119,000 acres of timberland and 2,000 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 125,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Contact

Daemon Repp
Director of Finance
(360) 697-6626
investors@orminc.com